TRANSITION AND GARDEN LEAVE AGREEMENT
This Transition and Garden Leave Agreement (this “Agreement”) is entered into as of August 4, 2026 (the “Effective Date”), by and between Ultra Clean Holdings, Inc., a Delaware corporation (the “Company”), and Sheri Savage (“Executive” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, Executive has served as the Company’s Chief Financial Officer, and on April 28, 2026 the Company disclosed Executive’s intention to retire from the Company in a Current Report on Form 8-K;
WHEREAS, on July 8, 2026, the Company announced the appointment of Michael Keogh as the Company’s Chief Financial Officer, effective August 5, 2026, to succeed Executive in that role;
WHEREAS, the Parties now desire to enter into this Agreement to memorialize the terms of Executive’s transition from the Company; and
WHEREAS, the Company’s Board of Directors (the “Board”) has approved this Agreement and the arrangements contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Transition of Role; Term of Employment.
(a)    Effective as of August 5, 2026 (the “Transition Start Date”), Executive shall cease to serve as the Company’s Chief Financial Officer and shall be deemed to have resigned, without any further action by Executive, from any and all officer positions Executive holds with the Company and its subsidiaries and affiliates, other than Executive’s continued status as a non-officer employee of the Company as described in Section 1(b). Executive agrees to execute any documents reasonably requested by the Company to effectuate or evidence the foregoing resignations.
(b)    From the Transition Start Date, Executive shall remain employed by the Company as a non-officer employee with the title of Finance Advisor until May 1, 2027 (the “Separation Date”), unless Executive’s employment terminates earlier in accordance with Section 6 (the actual last day of Executive’s employment, the “Termination Date”). The period beginning on the Transition Start Date and ending on the Termination Date is referred to herein as the “Garden Leave Period.”
2.    Garden Leave; Duties. During the Garden Leave Period, Executive shall remain an employee of the Company but shall be relieved of all duties and responsibilities as Chief Financial Officer and shall not be required or permitted to perform any services for the Company or any of its affiliates, other than such special projects related to Executive’s transition as may be reasonably requested by the Company from time to time (“Special Projects”), which may include, without limitation, providing transition support to Executive’s successor, assisting with the completion of financial reporting matters pending as of the Transition Start Date, and responding to inquiries regarding matters within Executive’s knowledge arising from Executive’s service as Chief Financial Officer. The Company shall provide Executive with such access to Company premises, systems, personnel and information as is reasonably necessary for Executive to perform the Special Projects.
3.    Compensation and Benefits During the Garden Leave Period. Subject to Executive’s execution, delivery and non-revocation of the release of claims set forth in Section 7 and Executive’s continued compliance with this Agreement, during the Garden Leave Period:

(a)    the Company shall continue to pay Executive her base salary at the rate in effect as of the Transition Start Date, in accordance with the Company’s regular payroll practices;
(b)    Executive shall continue to be eligible for annual bonus compensation for the fiscal year 2026, in accordance with the terms of the Company’s bonus program and policies in effect from time to time;
(c)    Executive shall continue to be eligible to participate in the employee benefit plans and programs of the Company in which Executive participates as of the Transition Start Date, subject to the terms and conditions of such plans and programs and the Company’s policies as in effect from time to time; and
(d)    Executive shall not be eligible for any annual compensation review, for any merit or other increase in base salary, or for the grant of any additional Equity Awards (as defined below).
4.    Equity Awards.
(a)    For purposes of this Agreement, “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units, stock appreciation rights, and performance stock awards subject to applicable performance criteria.
(b)    During the Garden Leave Period, Executive’s continued employment shall constitute continued service for purposes of Executive’s outstanding Equity Awards, and any unvested and outstanding Equity Awards shall remain outstanding and eligible to vest upon any vesting event that occurs during the Garden Leave Period, in each case in accordance with, and subject to, the terms of the applicable equity plan and award agreements.
(c)    Any Equity Awards that remain unvested and outstanding as of the Termination Date shall be forfeited as of the Termination Date in accordance with the Company’s policies and the terms of the applicable equity plan and award agreements. Any vested Equity Awards shall remain subject to, and shall be exercisable or settled in accordance with, the terms of the applicable equity plan and award agreements, including any post-termination exercise periods applicable to vested stock options.
5.    Restrictions During the Garden Leave Period. During the Garden Leave Period, except as necessary for Executive to perform services on Special Projects or as otherwise authorized in advance in writing by the Company, Executive shall not:
(i)    enter the Company’s premises or access the Company’s computer systems, networks, or confidential information;
(ii)    contact or communicate with any employees, customers, suppliers, or other business partners of the Company regarding Company business; or
(iii)    engage in any employment, consulting, or other business activities on a full time basis.
6.    Termination of Employment.
(a)    Executive’s employment with the Company shall terminate automatically on the Separation Date. Nothing in this Agreement alters the at-will nature of Executive’s employment, and either Party may terminate Executive’s employment prior to the Separation Date. If Executive’s employment terminates prior to the Separation Date by reason of Executive’s resignation or a termination by the Company for Cause, Executive’s right to the compensation and benefits described in Section 3 and to continued vesting under Section 4 shall cease as of the Termination Date. If the Company terminates Executive’s employment prior to the Separation Date other than for Cause, the Company shall continue to provide the compensation described in Section 3(a) through the Separation Date, subject to Executive’s execution and non-revocation of the Supplemental Release described in Section 7(f). For purposes of this Agreement, “Cause” has the meaning set forth in [the Company’s Amended and Restated Executive Change in Control Severance Policy.
7.    General Release of Claims.
(a)    Release. In consideration of the payments, benefits and other arrangements provided under this Agreement, including the garden leave arrangement described in Sections 2 through 4, which Executive acknowledges constitute consideration to which Executive would not otherwise be entitled, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns (collectively, the “Releasing Parties”), hereby fully, finally and forever releases, waives and discharges the Company and its past, present and future parents, subsidiaries, affiliates, and each of their respective officers, directors, employees, agents, stockholders, insurers, benefit plans, plan administrators, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, obligations, damages and liabilities of any kind, whether known or unknown, suspected or unsuspected, that the Releasing Parties have or may have against any of the Released Parties arising out of or relating to any event, act or omission occurring on or before the date Executive signs this Agreement, including, without limitation, any claims arising out of or relating to Executive’s employment with the Company, Executive’s service as an officer of the Company, Executive’s compensation and benefits, or Executive’s transition from the role of Chief Financial Officer.
(b)    Scope of Release. The claims released in Section 7(a) include, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974 (except for vested benefits); the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the California Labor Code (to the extent waivable); the California Family Rights Act; the California Business and Professions Code; any other federal, state or local statute, regulation, ordinance or common law theory, including claims for wrongful termination, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, misrepresentation, defamation, and intentional or negligent infliction of emotional distress; and any claims for attorneys’ fees and costs.
(c)    Waiver of Civil Code Section 1542. Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Executive expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code and any law of any other jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Executive may have against the Released Parties.
(d)    Excluded Claims. Notwithstanding the foregoing, the release set forth in this Section 7 does not extend to: (i) any rights or claims that may arise after the date Executive signs this Agreement; (ii) any rights of Executive under this Agreement; (iii) any rights to indemnification, advancement of expenses or directors’ and officers’ liability insurance coverage described in Section 11; (iv) any vested rights under the Company’s equity plans, award agreements or employee benefit plans; (v) any claims for unemployment or workers’ compensation benefits; and (vi) any other rights or claims that may not be waived or released as a matter of law. Further, nothing in this Agreement prevents Executive from filing a charge or complaint with, communicating with, providing information to, or participating in an investigation or proceeding conducted by, any federal, state or local governmental agency or self-regulatory organization, including the Equal Employment Opportunity Commission, the California Civil Rights Department, the National Labor Relations Board and the Securities and Exchange Commission, or from receiving an award for information provided to any such agency; provided, however, that Executive waives, to the maximum extent permitted by law, any right to recover monetary damages or other individual relief in connection with any such charge or complaint (other than awards payable by a governmental agency for information provided to such agency).
(e)    ADEA Release; Consideration and Revocation Periods. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA and that the consideration given for this release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised in writing by this Agreement that: (i) Executive should consult with an attorney prior to executing this Agreement; (ii) Executive has been given at least twenty-one (21) days within which to consider this Agreement (and any changes to this Agreement, whether or not material, do not restart that period); (iii) Executive has seven (7) days following Executive’s execution of this Agreement to revoke the release set forth in this Section 7 by delivering written notice of revocation to the Company; and (iv) the release set forth in this Section 7 shall not become effective or enforceable until the eighth (8th) day after Executive signs this Agreement without having revoked it (such date, the “Release Effective Date”). If Executive revokes the release during the revocation period, this Agreement shall be null and void and Executive shall not be entitled to the payments and benefits described in Sections 3 and 4.
(f)    Supplemental Release. As a condition to the treatment described in Sections 3 and 4 with respect to the period through the Termination Date, Executive agrees that, within twenty-one (21) days following the Termination Date, Executive will execute, deliver and not revoke a supplemental general release of claims in substantially the form of this Section 7 (updated to reflect the release of claims through the Termination Date) (the “Supplemental Release”).
(g)    No Pending Claims; No Assignment. Executive represents that, as of the date Executive signs this Agreement, Executive has not filed any lawsuit, complaint or arbitration against any Released Party and has not assigned or transferred, or purported to assign or transfer, to any person any claim released by this Section 7.
8.    Company Property. No later than the Transition Start Date (or such later date as the Company may specify with respect to property reasonably required for the performance of Special Projects, such as phone and computer, which Executive shall return by the Termination Date), Executive shall return to the Company all Company property in Executive’s possession, custody or control, including all documents, files, equipment, devices, credentials and confidential information of the Company, and, no later than the Termination Date, all remaining Company property.
9.    Continuing Obligations; Company Policies. During the Garden Leave Period, Executive shall remain subject to all applicable Company policies, including but not limited to the Company’s policies regarding confidentiality, non-disclosure, insider trading, and any incentive compensation recoupment (clawback) policy, and to all restrictive covenants set forth in any existing agreement between Executive and the Company, including any confidentiality or proprietary information and inventions agreement, each of which shall survive in accordance with its terms. Executive acknowledges that, for so long as Executive remains subject to Section 16 of the Securities Exchange Act of 1934, as amended, Executive shall continue to comply with all applicable reporting and trading obligations and the Company’s related policies and pre-clearance procedures.
10.    Confidentiality of this Agreement; Permitted Disclosures. Executive shall keep the terms of this Agreement confidential and shall not disclose them to any third party, except (a) to Executive’s immediate family members, attorneys, accountants and financial advisors, provided that such persons agree to maintain the confidentiality of such information; (b) as required by law, regulation, legal process or the rules of any securities exchange; or (c) in connection with the enforcement of Executive’s rights under this Agreement. Executive acknowledges and agrees that the Company will disclose this Agreement and its terms to the extent the Company determines such disclosure is required or advisable under applicable securities laws and regulations, including in a Current Report on Form 8-K, in the Company’s periodic reports and proxy statements, and by filing this Agreement as an exhibit thereto. Nothing in this Agreement or any other agreement or policy of the Company prohibits Executive from communicating with, providing information to, or filing a charge or complaint with any governmental agency or self-regulatory organization, or from making any other disclosures protected under applicable whistleblower laws.
11.    Indemnification; D&O Coverage. Nothing in this Agreement shall affect Executive’s rights to indemnification and advancement of expenses under the Company’s certificate of incorporation, bylaws, any indemnification agreement between Executive and the Company, or applicable law, or Executive’s coverage under the Company’s directors’ and officers’ liability insurance policies, in each case with respect to Executive’s service as an officer or employee of the Company, which rights and coverage shall survive in accordance with their terms.
12.    Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, local and other taxes that the Company reasonably determines are required to be withheld pursuant to applicable law.
13.    Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), and shall be interpreted and administered consistent with that intent. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty regarding, and shall have no liability to Executive or any other person for, any taxes, penalties or interest that may be imposed under Section 409A.
14.    Miscellaneous.
(a)    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions between the Parties with respect thereto, including the Letter of Intent; provided, however, that any existing confidentiality, proprietary information, restrictive covenant, indemnification, equity plan or award agreements between Executive and the Company shall remain in full force and effect in accordance with their terms.
(b)    Amendment; Waiver. This Agreement may be amended or modified only by a written instrument signed by Executive and a duly authorized representative of the Company. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver is to be enforced.
(c)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws provisions.
(d)    Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid or unenforceable provision shall be reformed to the minimum extent necessary to make it valid and enforceable.
(e)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns. Executive may not assign this Agreement or any rights or obligations hereunder. The Company may assign this Agreement to any successor to all or substantially all of its business or assets.
(f)    Counterparts. This Agreement may be executed in counterparts (including by electronic signature or electronic transmission), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
(g)    Voluntary Agreement. Executive acknowledges that Executive has read this Agreement in its entirety, has had the opportunity to consult with counsel of Executive’s choosing, and enters into this Agreement knowingly and voluntarily.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.
ULTRA CLEAN HOLDINGS, INC.

By:	James Xiao
Name:	James Xiao
Title:	Chief Executive Officer

EXECUTIVE

Sheri Savage
Sheri Savage